Exhibit 99.2

FOR IMMEDIATE RELEASE


       DOBSON COMMUNICATIONS AND DOBSON/SYGNET COMMENCE CASH TENDER OFFERS
                      FOR PREFERRED STOCK AND SENIOR NOTES


Oklahoma City, September 8, 2003 (PRIMEZONE) - Dobson Communications Corporation (Nasdaq: DCEL) today announced that it has commenced a cash tender offer (the "Dobson Offer") for up to 250,000 shares of its 12 1/4% Senior Exchangeable Preferred Stock (the "Shares"). The Dobson Offer is being made pursuant to an Offer to Purchase, dated September 8, 2003. The scheduled expiration date for the Dobson Offer is 5:00 p.m., New York City time, on October 7, 2003, unless extended. The consideration offered is an amount, paid in cash, equal to $1,061.25 per share, plus accrued and unpaid dividends to, but not including, the settlement date, payable on the settlement date.

Dobson/Sygnet Communications Company, a subsidiary of Dobson Communications, today announced that it has commenced a cash tender offer (the "Dobson/Sygnet Offer") for any and all of its outstanding $188,500,000 12 1/4% Senior Notes due 2008 (the "Notes") and a solicitation of consents (the "Consent Solicitation") to the indenture governing the Notes. The Offer and Consent Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated September 8, 2003. The scheduled expiration date for the Dobson/Sygnet Offer is 5:00 p.m., New York City time, on October 7, 2003, unless extended. The scheduled expiration date for the Consent Solicitation is 5:00 p.m., New York City time, on September 12, 2003 unless extended. The consideration offered for the Offer is an amount, paid in cash, equal to $1,077.57 per $1,000 aggregate principal amount of Notes, plus accrued and unpaid interest to, but not including, the settlement date, payable on the settlement date. The consideration offered with respect to the Consent Solicitation is an amount, paid in cash, equal to $30 per $1,000 aggregate principal amount of Notes.

The Dobson Offer and the Dobson/Sygnet Offer are each subject to, and conditioned upon, the receipt by Dobson Communications of proceeds from an offering of its debt securities and borrowings under a new senior credit facility or other financing. Dobson Communications will contribute a portion of those proceeds to Dobson/Sygnet so that it can make payments pursuant to the Dobson/Sygnet Offer. This financing condition is in addition to other conditions set forth in the Offer to Purchase and the Offer to Purchase and Consent Solicitation Statement. The settlement date is expected to be promptly following the scheduled expiration date for the Dobson Offer and the Dobson/Sygnet Offer.

Lehman Brothers Inc. is the Dealer Manager and Solicitation Agent, and Bondholder Communications Group is the Information Agent, in connection with the Dobson Offer and the Dobson/Sygnet Offer and Consent Solicitation. Requests for information should be directed to Lehman Brothers Inc. at (212) 528-7581 (call collect) or (800) 438-3242 (toll free). Requests for documents should be directed to Bondholder Communications Group at (212) 809-2663.

This announcement is not an offer to purchase or the solicitation of an offer to sell with respect to the Shares or the Notes. The offers are being made solely by the Offer to Purchase of Dobson Communications and the Offer to Purchase and Consent Solicitation Statement of Dobson/Sygnet.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:  J. Warren Henry
          Vice President, Investor Relations
          (405) 529-8820